Exhibit 16.1

August 31, 2016

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Seychelle Environmental Technologies, Inc.

Dear Sir or Madam:
We have read Item 4.01 of Form 8-K dated August 26, 2016, of Seychelle Environmental Technologies, Inc., and are in agreement with the statements contained in paragraphs (a)(i), (a)(iii), and (a)(iv) relating only to our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ramirez Jimenez International CPAs
Ramirez Jimenez International CPAs
Irvine, California